U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                 FORM 10-KSB/C

(Mark One)
  [X]       ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For Fiscal Year Ended:  December 31, 1995

                                      OR

  [ ]         TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ________________ to ______________

Commission file number            0-14452

                      Far West Electric Energy Fund, L.P.
                (Name of small business issuer in its charter)

              Delaware                           87-0414725
State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization            Identification No.)

921 Executive Park Drive, Suite B, Salt Lake City, Utah   84117
(Address of principal executive offices)
(Zip Code)

Issuer's telephone number      (801) 268-4444

Securities registered under Section 12(b) of the Act:  NONE

Securities registered under Section 12(g) of the Act:

                     Units of Limited Partnership Interest
                               (Title of class)

      Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes  X   No ___

                                                Total pages:   58

                                            Exhibit Index Page:50




                                  Form 10-KSB

      Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this form 10-KSB. [X]

      State issuer's revenues for its most recent fiscal year.
           $ 2,674,000

      The registrant is a limited partnership and has no voting stock. At this time there is no market for trading a partnership interest in the registrant. 93.9% of the partnership interests are owned by non affiliates.


                       DOCUMENTS INCORPORATED BY REFERENCE

                                     NONE


                                     PART I

Item 1.     Description of Business.

      Far West Electric Energy Fund L.P., a Delaware limited partnership (the "Partnership"), was originally organized in September 1984 under the Uniform Limited Partnership Act of Utah as Far West Hydroelectric Fund, Ltd. On December 20, 1988, the
Partnership changed its name to Far West Electric Energy Fund, L.P. and changed its domicile to Delaware.

      The Partnership owns a geothermal power plant, (the "Steamboat Springs Plant") located in Nevada, and until March 16, 1995, owned a hydroelectric plant located in Idaho (the "Crystal Springs Plant") which was sold to Crystal Springs Hydroelectric, L.P., a Washington limited partnership pursuant to a Purchase and Sale Agreement dated February 28, 1995, which was attached as Exhibit (10)(aai) to Form 10-K for fiscal year ended December 31, 1994.

      The principal revenue-producing activities of the Partnership commenced as of December 31, 1985, following the completion in November 1985 of a public offering of its Units of limited partnership interests registered under the Securities Act of 1933. Since 1986, the Partnership has realized revenues from its business of selling power generated by its plants to public utilities pursuant to the Public Utility Regulatory Policies Act ("PURPA"), and in accordance with regulations of the Federal Energy Regulatory Commission ("FERC") and of the state public utility commissions of Idaho and Nevada.

      Electricity has been generated by the Partnership's hydro-electric and geothermal power plant and sold to the Idaho Power Company and to the Sierra Pacific Power Company, pursuant to long-term contracts for 35 and 20 years, respectively. 100% of the power generated by the Crystal Springs Plant was sold to Idaho Power Company and 100% of the power generated by the Steamboat Springs Plant is sold to Sierra Pacific Power Company. Since the sale of the Crystal Springs Plant, the Partnership is dependent upon the continued financial stability of Sierra Pacific Power Company to honor its power purchase contract.

      In addition to its ownership of the Steamboat Springs Plant, the Partnership owns certain piping and accessory equipment and is entitled to receive pumping fees and a net subordinated royalty in connection with the operation of the 1-A Plant located adjacent to the Steamboat Springs Plant. See "Item 2. Properties."

      The Partnership's two power plants were operated on a day-to-day basis by contract operators, Ormat, Inc. ("Ormat") through October 10, 1990, and by SB GEO, Inc. thereafter in the case of the Steamboat Springs Plant and in the case of the Crystal Springs Plant by Bonneville Pacific Corporation ("BPC"), until December, 1991, then by CHI until December, 1992 and by Little Mac Power Services Co. from December 1, 1992 until sold. The Partnership has no employees, but relies on the staff of Far West Capital, Inc. ("Far West Capital"), a General Partner of the Partnership together with Alan O. Melchior and Thomas A. Quinn, who are officers, directors, and 80% shareholders of Far West Capital and were also General Partners of the Partnership until they resigned as General Partners effective January 1, 1995. The term "General Partner" as used herein, means Far West Capital and includes Messrs. Melchior and Quinn until they resigned as General Partners effective January 1, 1995. The Partnership also employs outside consultants as necessary. As of the date of this filing, Far West Capital has nine employees who have varied amounts of responsibility for the Partnership and for other partnerships for which Far West Capital is the General Partner.

      Protection of the environment is a major priority for the Partnership. The Partnership engages in activities within the jurisdiction of federal, state and local regulatory agencies. Those agencies have issued the Partnership permits for these activities subject to air quality, water quality, and waste management laws and regulations. The Partnership is currently in compliance with such laws and regulations. See "Item 2. Properties."

Item 2.  Description of Properties

      Steamboat Springs thermal-hydroelectric plant.

      The Steamboat Springs Plant is located ten miles south of Reno, Nevada on property leased from Sierra Pacific Power Company pursuant to a Geothermal Resource Lease in the Steamboat Known Geothermal Resource Area. The plant has gross capacity of approximately 6.5 megawatts and consists of seven separate modules, utilizing binary rankine cycle turbines.

      In 1987 it was determined that to achieve the expected capacity and the performance requirements specified in the Steamboat Springs Plant's purchase contract, Ormat would have to install additional equipment and make some modifications to existing equipment. These corrections were made at no cost to the Partnership (although the down-time for modifications and testing adversely impacted revenues). The modifications and repairs were completed in the summer of 1988, and the Partnership was informed that the plant was performing near projected levels by the fall of 1988. However, during 1989 the plant produced approximately 36,000,000 kwh (about the same as 1988) which is substantially less than the 42,000,000 kwh which was the annual production for the plant, as modified, projected by Ormat and the 43,800,000 kwh called for by the Purchase Agreement.

      After reviewing the Steamboat Springs Plant performance with independent consultants, the General Partner concluded that the deficiencies in plant performance were attributable to both poor operating practices employed by Ormat, the former operator, and certain problems in plant design. Consequently, notice was given to Ormat that the Partnership believed that Ormat was in default under both its Operating and Purchase Agreements with the Partnership. The General Partner replaced Ormat as plant operator on October 11, 1990, and sought redress for plant deficiencies under the arbitration clause of the Purchase Agreement. Arbitration proceedings began October 29, 1990.

      The claims of the petitioners as well as the counter claims of Ormat were numerous and complex, making it difficult to summarize the ruling of the Arbitration panel. However, in essence the panel denied the bulk of Petitioners' claims and Ormat's counter claims. Petitioners were awarded $175,000 for well field problems, and Ormat was awarded $254,000 for unpaid operating and warranty service, the payment of which had been withheld pending the completion of the Arbitration. The Parties have all complied with and satisfied the ruling of the Arbitrators, including payment of all awards. (See Part IV, Item 14, Exhibits, Form 10-K dated December 31, 1992.

      The present operating agreement provides for SB Geo, Inc.
("SB GEO") to operate and maintain the plant for a period of 10 years. SB GEO is to operate the plant on a no profit basis.

      In October 1991, the Partnership assigned its 77% ownership interest and 1-A Enterprises assigned its 23% ownership in SB GEO to Messrs. Melchior and Quinn, who accepted the assignments and SB GEO's liabilities. According to an independent valuation firm, SB GEO had no value as of the transfer date due to its obligations and its cost basis operating status. Consequently, no gain or loss was recognized as a result of the assignment.
            On October 23, 1992 Westinghouse Credit Corporation ("WCC") gave the Partnership a notice of default with regard to the long-term financing of the project for the Partnership allowing the reserve account to fall below its reserve requirement without adequate replenishment and because the Award of Arbitrators in the Ormat Arbitration exceeded $25,000.

Crystal Springs hydroelectric plant.

      The Crystal Springs Plant is located ten miles west and seven miles north of Twin Falls, Idaho. Its leased site is located in Cedar Draw which flows into the Snake River Canyon. Its primary components consist of four horizontal Francis-type turbines with an installed total capacity of 2.88 megawatts. Until March 16, 1995, it was owned by the Partnership through Crystal Springs Hydroelectric Company ("CSHC"), a general partnership owned by the Partnership.

      The Crystal Springs Plant was placed into operation during December, 1985, but did not generate significant revenues until the first quarter of 1986, primarily due to seasonal water shortage conditions. During the last quarter of 1987, the Partnership received information which suggests that the Crystal Springs Plant design was based on overly optimistic water flow assumptions and that it would not be able to consistently achieve projected average annual production figures. On July 7, 1988, the Partnership entered into a Purchase Option Agreement, effective October 1, 1987, with Bonneville Pacific Corp. ("BPC"), the company which sold the project to the Partnership. In conjunction therewith, as an accommodation, the Partnership signed refinancing loan documents ("Loan") with First Security Bank of Utah ("Bank").

      A Restated Operation and Maintenance Agreement ("O&M Agreement") entered into as of October 1, 1987, dated July 7, 1988, between CSHC and BPC, served to install BPC, or a representative of its choice, as the operator of the Crystal Springs Plant. This O&M Agreement also set forth BPC's duties as the operator. The terms of this O&M Agreement would run through September 30, 1997, unless terminated earlier, as provided in the O&M Agreement.

      Under this O&M Agreement, BPC was responsible for the daily operation and maintenance of the plant, maintenance of accounting records, disbursements from available power revenues, supervision of employees interaction with power purchasers, and maintenance of the facility in a safe operating condition. In return, BPC was compensated a minimum of $20,000 per year; subject to increases by an amount equal to 10% of all profits between $0 and $20,000, plus 95% of all profits which exceed $20,000 per year.

      BPC accounted for revenues and expenses incurred by BPC in connection with the operation and maintenance of the Crystal Springs Plant; CSHC was responsible for insurance expenses and property tax expenses. In view of the limited participation of CSHC in the operations, including profits and losses, as described elsewhere herein, operations of the project were not included in the financial statements for the years ended December 1990, 1991, or 1992. The net cost of the Crystal Springs Plant, related long-term debt and related depreciation, interest, insurance, and tax expenses were included in the financial statements of the Partnership. The debt service payments paid by the BPC were included as other income in the financial statements.

      On December 5, 1991, BPC filed for protection under Chapter 11 of the United States Bankruptcy Laws and stopped making option payments to the Partnership and debt service payments to the Bank. This action terminated BPC's rights under the Purchase Option Agreement and the O&M Agreement. BPC's failure to make debt service payments to the Bank resulted in a default notice from the Bank.

      The Partnership received such default notice from the Bank by letter dated February 3, 1992, maintaining that CSHC was in default of its loan obligations to the Bank.

      CSHC, the Partnership and Far West filed a complaint in the Third Judicial District Court for Salt Lake County, State of Utah, naming the Bank as defendant and seeking a declaratory judgment that plaintiffs were not obligated to perform the obligations under the Loan documents because they signed them merely as accommodation parties and seeking injunctive relief against the Bank, enjoining the Bank from naming any of the plaintiffs in litigation seeking money damages under the Loan documents.

      The Bank subsequently filed a complaint in the District Court of the Fifth Judicial District of the State of Idaho seeking to foreclose on the real property security pursuant to the Mortgage.

      On July 17, 1992, CSHC, the Partnership and its General Partners ("Crystal Affiliates") entered into an agreement with the Bank whereby the parties agreed to forbear from further action on both above complaints. Under such agreement CSHC agreed to pay to the Bank, on or before September 30, 1992, the sum of $1,800,000. Upon payment of this settlement sum the Bank was to release the parties from obligations under the Bank's loan documents.

      That agreement expired prior to the Partnership's ability to refinance or sell the Crystal Springs Plant in order to pay the Bank the agreed upon $1,800,000 amount. The parties thereafter entered into a subsequent settlement agreement ("Agreement") effective December 31, 1992 which provided for dismissal of each of the two lawsuits and payment of the $1,800,000 to the Bank by December 1, 1993.

      It also provided for a mutual waiver of claims between the parties ("Mutual Release Agreement") and in addition provided for a $50,000 line of credit for use in repair of certain items of equipment for the Crystal Springs Plant for startup of operations in 1993 ("Repair Loan"). The Partnership also agreed therein to exercise its best efforts to sell the Crystal Springs Plant on or before December 1, 1993, the proceeds to be used in satisfying the Repair Loan and the $1,800,000 payoff of the Loan to the Bank. There were no amounts owing on the repair loan as of December 31, 1994 and February 28, 1995 (date of sale).

      The Mutual Release Agreement also contemplated the execution by the Parties of an Extension and Modification Agreement with respect to the Loan which agreement was also entered into as of December 31, 1992 together with an Amendment to Mortgage and an Amendment to Security Agreement which amended the original Loan documents to provide for the issues resolved in the Mutual Release Agreement.

      In addition, effective the first day of December, 1992, a new operator of the Project, Little Mac Power Services Co., was put in place through an Operation and Maintenance Agreement of that date. A restated Operation and Maintenance Agreement was entered into effective December 1, 1994.

      The Partnership was unable to refinance or sell the Crystal Springs plant by December 1, 1993 in order to pay the Bank the agreed upon $1,800,000 amount. In order to extend the term of the loan for an additional nine (9) months, the parties thereafter entered into a Second Extension Agreement as of December 1, 1993. This agreement extended the date until September 1, 1994 for Crystal affiliates to be able to sell the Crystal Springs plant and use the proceeds to pay off the $1,800,000 agreed upon to the Bank.

      The Crystal Springs Plant was sold as described in Item 1. above. A Third Extension and Modification Agreement was entered into by the parties on March 15, 1995 concurrently with such sale which provides for the Bank's consent to the sale, the Bank's accepting a principal payment under the loan in the amount of $1,100,000 and reducing the remaining principal balance of the note to $537,000; extending its term for five years. It also provides that if the note is paid in full within two years after the payment of $1,100,000, the Lender will discount the amount of the principal due by $100,000 (requiring a principal payment of only $437,000), and if paid within three years, the Lender will discount the amount of the principal due by $50,000 (requiring a principal payment of only $487,000). There will be no discount if paid after the third anniversary. That agreement was attached to the December 31, 1994 Form 10-K as Exhibit (10)(aas).

      Revenues from the 1-A thermal-hydroelectric plant

      The 1-A geothermal plant (the "1-A Plant") is located adjacent to the Steamboat Springs Plant. The 1-A Plant consists of two separate modules, utilizing binary rankine cycle turbines with a combined net output of 1.8 megawatts.

      The 1-A Plant was originally a Steamboat Springs expansion project, but was sold in 1988 to a general partnership entitled 1-A Enterprises which is owned 74% by Alan O. Melchior and Thomas A. Quinn, who were also General Partners of the Partnership and currently are officers and shareholders of Far West Capital. Use of the geothermal resource by the 1-A Plant has no adverse effect on the operation of the Partnership's Steamboat Springs Plant.

      In a Second Amendment to Geothermal Resources Lease provision was made to accommodate the 1-A Plant on the Steamboat Springs Plant's lease. A Geothermal Resources Sublease was entered into granting rights and defining terms and conditions for the sitting and operation of the 1-A Plant and setting forth a method of calculating royalty payments to be made to the Partnership. This Sublease was Revised and Restated on October 9, 1989.

      As consideration for the sale of the 1-A Plant rights to 1-A Enterprises, the Partnership received a royalty interest in the net operating income of the 1-A Plant. Such royalties equal 10% in 1988 through 1992, 15% in 1993 through 1998, 40% in 1999 through
2010, and 45% in 2011, and thereafter. In addition, the Partnership is paid an amount equivalent to the net profit that would be realized by the Partnership if the 1-A Plant were bearing 150 KW of parasitic power load (power consumed by the Plant itself). The net profit equivalent is calculated as follows:
1,200,000 KWH x the rate at which power is sold to Sierra Pacific Power Company under the power purchase agreement applicable to the 1-A Plant, less any royalties, note payments, or net revenue interest or other expenses associated with or payable out of such additional revenues assuming that the 1-A Plant produced an additional 1,200,000 KWH per annum. In 1995 the Partnership was paid $86,905 in royalty revenues from the 1-A Project and $58,191 in pumping charges.

Item 3.  Legal Proceedings

Nevada Department of Transportation

      The Department of Transportation of the State of Nevada ("NDOT") commenced action in the Second Judicial District Court of the State of Nevada in and for the County of Washoe against the Partnership and others to obtain, for highway purposes, ownership of approximately 2.79 acres of the property owned by Sierra Pacific Power Company ("SPPC") at the extreme north of the land upon which the Steamboat Springs Plant is located pursuant to the SPPC lease. The Partnership is defending the action insofar as is necessary to protect a stand-by injection well located on the lease in the proximity of the land being taken and a monitoring well in an adjacent area which is being taken. It is presently negotiating a settlement which will leave the stand-by injection well and the Partnership's rights in and use thereof intact and available. The Partnership has constructed a new monitoring well and is attempting to recover the cost thereof from the State. The Partnership has an agreement in principle with the State relative to this reimbursement, the cost of which is approximately $5,000. The Partnership is also attempting to obtain a portion of the $273,500 offered and deposited into Court by NDOT as compensation for the taking. SPPC is claiming all of such funds as the owner of the land. The Court has granted NDOT the right to possess and occupy the property while the amount of compensation to be finally awarded is being contested. WCC, the Partnership's principal creditor, has claimed that under the financing agreements with respect to the Steamboat Springs and 1-A Plants, all funds recovered from NDOT must be applied to reduce the principal balance of the loans outstanding.

Item 4.     Submission of Matters to a Vote of Security Holders.

            None.
                                     PART II


Item 5.     Market for Common Equity and Related Stockholder
            Matters.

      No market exists for the Partnership's Units.  As of March
15, 1996, the 10,306 outstanding Units of the Partnership were held by 1,103 investors, including 530 units owned by the General
Partner.

      No cash distributions were made to the Limited Partners during the years ended December 31, 1991 through 1995.

Item 6.     Management's Discussion and Analysis or Plan of
            Operations.

Liquidity and Capital Resources

      The sale of electricity to Sierra Pacific Power Company
("Sierra") continues to be the Partnership's primary source of working capital. Power is sold pursuant to a long-term power contract ("Power Purchase Agreement") (see "Item 1. Business") which provides for purchase of all power produced by the Steamboat
Springs Plant at a fixed rate. However, in December of 1996 the rate at which the plant will sell power goes from 7.17 cents per KW to short-term avoided cost (which presently is believed to be approximately 2.8 cents). The Partnership will not be able to continue to operate the plant selling power at that rate. The General
Partner has been unsuccessful in its attempts to renegotiate the rate at which power would be sold to Sierra Pacific Power Company during the second 10 years of the Power Purchase Agreement beginning in December of 1996. However, Sierra has tentatively agreed that it will release the Partnership from its agreement to sell power to Sierra from Steamboat 1 at short term avoided cost if the Partnership can find a market for the Steamboat 1 output outside to Sierra's system. To date the Partnership has not identified such a market. If the Partnership were forced to sell power at 2.8 cents per KW as opposed to the 7.17 cents currently being paid it would not be able to pay debt service and operating cost and the plant might be foreclosed by WCC.

      The Steamboat Springs Plant operating revenues have, in the past, provided cash balances to pay for operating expenses, including repairs and maintenance of the plant, during times of interrupted operations. However, in the event of failure of the Steamboat Springs geothermal resource, the Partnership would be unprotected from interruption of its revenues. Management believes that the likelihood of this event occurring is remote.

      As shown in the financial statements for the year ended December 31, 1995, the Partnership's current liabilities exceed current assets by $6,595,000. Of this amount, $4,563,000 relates to the note default involving the Steamboat Springs Plant with WCC. This is more fully described under "Item 2. Properties". Cumulative income for the three-year period ended December 31, 1995 amounted to $883,000 before extraordinary items. The General Partner is seeking to resolve the current liquidity concerns by taking steps to increase future production by improving maintenance and operation procedures and, if necessary, deferral of payment of general and administrative expenses to the General Partner. During 1995, 1994 and 1993 the General Partner made loans in the amounts of $112,000; $83,000; and $171,000 respectively in addition to deferring fees and administrative expenses of $98,000; $118,000 and $70,000 respectively. Partnership electric power revenue decreased in 1995 by 2% from 1994 and 14% from 1993. The general partner believes that 1995 revenues are representative of what can be expected in the future until the rate change becomes effective in December of 1996 at which time revenues will decrease drastically.

      With the winding down of the Partnership's litigation and administrative proceedings, professional fees and general and administrative expenses charged by the General Partner decreased in 1995 by 21% from the preceding year, in 1994 by 45% from the preceding year and in 1993 by 49% from 1992. The General Partner also believes that these expenses will continue to stay at this lower level in 1996 because of the termination of such litigation and decreasing administrative costs.

      In a report dated September 4, 1993 the General Partner reported to the Limited Partners on its efforts to restructure the business of the Partnership so as to be able to resume distributions to the Limited Partners. In summary the General Partner concluded that the Partnership would be unable to generate significant positive cash flow or resume distributions without the infusion of cash sufficient to make capital improvements in the Steamboat Springs Plant and/or buy out the Westinghouse loan and certain royalty interests at a discount. The Partnership does not have the financial resources to accomplish these goals. At present and in the foreseeable future the Partnership is generating taxable income without any cash distributions to pay the tax liabilities. Therefore, it appears to the General Partner that it may be advantageous to the Partnership to consider a sale of all the Partnership assets.

      The General Partner has recently executed a contract on behalf of the Partnership with U.S. Envirosystems, Inc. (a Delaware corporation) to sell the Steamboat Springs Power Plant. The sale is conditioned on the approval of the Limited Partners. That Contract was attached to a draft proxy statement describing the details of the transaction, its tax effect and an opinion as to the fairness of the proposed transaction, which has been submitted to the Securities and Exchange Commission for its review. See Exhibit 10(aau). It is anticipated that these materials will be mailed to the Limited Partners for their review and vote within thirty days. If the proposed sale of the Steamboat Springs Plant is approved the General Partner proposes to distribute all proceeds of the sale to limited partners (after payment of debts and accounts to third parties) and terminate the Partnership.

      The General Partner estimates that within approximately 40 days of the date of a favorable vote, the purchaser will transfer $1,250,000 to the fund. As an incentive to the Limited Partners to vote in favor of the proposed sale, and contingent upon such approval, the General Partner will transfer to the purchaser all obligations owed by the Fund to the General Partner (as of December 31, 1995, approximately $2.3 million consisting of cash advances, interest on those cash advances and uncompensated services) and decline its share of the final liquidating distribution (1%) to which it is entitled as the General Partner and holder of 530 Limited Partner units (5.14%). The General Partner estimates that due in part to this combination of transfer of debt and declination of distribution it will be possible for the Limited Partners to receive approximately $33 per unit in liquidating distributions if the proposed transaction is consummated.

Results of Operations

      In 1987 the Steamboat Springs Plant produced electric power and generated revenues at approximately 75% of expected operating levels. The production shortfall was primarily due to shutdowns required to effect certain equipment changes and modifications, and to operation of that plant at a lower level than expected. It was determined that to achieve the expected capacity and the performance requirements specified in the plant's purchase contract, the vendor/operator would have to install additional equipment and make some modifications to existing equipment. These corrections were made at no cost to the Partnership (although the down-time for modifications and testing impacted revenues). The modifications and repairs were completed in the summer of 1988, and the Partnership was informed by Ormat that the plant was performing at a level that would produce 42,000,000 KWH per year as opposed to the 43,800,000 represented by Ormat in the original acquisition agreement.

      The Steamboat Springs Plant increased production of electric power from 32,797,000 KWH in 1987 to 36,142,000 KWH in 1988.
Ormat, the vendor/operator of the plant, installed additional equipment and made equipment modifications which increased the plant's capacity and performance. These additions and modifications were made at no additional cost to the Partnership.

      In 1989 the Steamboat Springs Plant produced $2,564,000 in gross revenues which was $448,000 and $576,000 less than would have been received under the Ormat projected 42,000,000 and 43,800,000 kwh agreed to under the purchase agreement per year respectively. In 1990 the plant produced $2,765,000 in gross revenues which was an increase over 1989's revenues, but about $247,000 and $376,000 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively. In 1991 the plant produced $2,791,000 in gross revenues which was $220,000 and $349,000 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively. In 1992 the plant produced about $2,360,000 in gross revenues which was $651,400 and $780,460 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively. The poor performance in 1992 was directly due to excessive equipment failures and breakdowns which resulted in plant downtime. In 1993 the Plant produced $2,625,000 in gross revenues which was an increase over 1992's revenues but about $386,391 and $515,451 less than would have been received under the projected 42,000,000 and 43,800,000 kwh per year respectively. This made 1993 a better than average year for revenues. In addition, during 1993 $424,000 was included in other revenues that was the result of a performance guarantee with the original developer. The performance guarantee and a related note payable to the developer were extinguished during 1993. In 1994 and 1995 revenues declined slightly and are more indicative of what can be expected until the rate change in December, 1996 at which time revenues will decline drastically. During 1995, operating expenses as a percentage of revenues increased from 62% in the prior year to 66%. The increase is primarily the result of increased maintenance and repairs during 1995.

      The following table shows the annual production for the
Steamboat Springs Plant:
Year       $'s            KWH
1987    $2,352,000     32,797,000
1988    $2,591,000     36,142,000
1989    $2,564,000     35,760,000
1990    $2,765,000     38,563,000
1991    $2,791,000     38,926,000
1992    $2,360,000     32,915,000
1993    $2,625,000     36,611,000
1994    $2,564,000     35,767,000
1995    $2,529,000     35,270,000

      The Crystal Springs Plant produced power at approximately 51% of expected levels during 1987 and 1988, about 80%, 70%, 58% and 14% during 1989, 1990, 1991 and 1992, respectively, due chiefly to lower than normal precipitation in the Snake River Basin. In 1993 it produced a record 8,265,000 kwh for revenues of $537,000. This was a result of increased water flow resulting from greater precipitation and additional water released by the Twin Falls Canal Company as a result of the agreement with it. In 1994, due to the drought in southeastern Idaho, it was shut down for most of the year and produced 3,101,000 kwh for revenues of $163,000.00. See
Item 2. Properties herein. The Crystal Springs Plant was sold on March 16, 1995 (as described in Item 1 above) for $1,100,000 which was paid directly to first Security Bank to pay down the note secured by the Crystal Springs Plant. The Fund did not receive any proceeds from the sale.

      The 1-A Plant from which the Partnership receives royalties was put on line and began operations in December, 1988. That plant reached full scale production levels during the first quarter of 1989. The Partnership began to receive its 10% net operating royalty and pumping fee when the plant was accepted and commissioned during the first quarter of 1989. A total of $95,000, $94,000, $115,000, $102,000, $135,000, $144,000 and $145,000 in
royalties and pumping fees in the years ended December 31, 1989, 1990, 1991, 1992, 1993, 1994 and 1995 respectively, were paid to the Partnership from this plant.
Item 7.     Financial Statements.

             Index to Financial Statements                  Page
             and Supplementary Data

        FAR WEST ELECTRIC ENERGY FUND, L.P.
              Independent Auditors' Report                   18
              Balance Sheets, December 31, 1995 and 1994     19

              Statements of Income, for the Years Ended      21
               December 31, 1995, 1994, and 1993


              Statements of Partners' Capital, for the       22
               Years Ended
               December 31, 1995, 1994, and 1993

              Statements of Cash Flows, for the Years ended   23
               December 31, 1995, 1994, and 1993


              Notes to Financial Statements                   25

              Schedule I, Condensed Financial Information
          Registrant (All Required Information
               Reported in Financial Statements and Notes to the Financial Statements)

              Schedule II, Valuation of Qualifying Accounts

               (All Required Information Reported in Note 2)

             FAR WEST CAPITAL, INC. (General Partner)

             Consolidated Balance Sheet (Unaudited)           38

             Notes to the Consolidated Balance Sheet
               (Unaudited)                                    40













                     FAR WEST ELECTRIC ENERGY FUND, L. P.

                        A DELAWARE LIMITED PARTNERSHIP

                                     - : -

                         INDEPENDENT AUDITOR'S REPORT

                          DECEMBER 31, 1995 AND 1994







                         INDEPENDENT AUDITOR'S REPORT



General Partner
Far West Electric Energy Fund, L.P.
Salt Lake City, Utah


      We have audited the balance sheet of Far West Electric Energy Fund, L.P. as of December 31, 1995 and 1994, and the related statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Far West Electric Energy Fund, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Respectfully submitted,



                                  /s/ Robison, Hill & Co.
                                  Certified Public Accountants
Salt Lake City, Utah
February 29, 1996

                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                                   BALANCE SHEETS
                             DECEMBER 31, 1995 AND 1994


                                         1995              1994

Assets

Utility Plant:
  Plant in Service                   $15,999,000       $18,716,000
  Equipment                              588,000           335,000
  Construction in Progress               118,000           118,000
  Accumulated Depreciation            (5,377,000)       (6,010,000)

     Net Utility Plant                11,328,000        13,159,000

Restricted Cash                        1,026,000         1,145,000

Other Assets                             106,000           124,000

Current Assets:
  Cash and Cash Equivalents              263,000           278,000
  Receivables - Trade                    399,000           437,000
  Receivables - Other                      6,000             6,000
  Receivable - Related Party             238,000           159,000
  Prepaid Expenses                         4,000            12,000

     Total Current Assets                910,000           892,000

     Total Assets                    $13,370,000       $15,320,000






















                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                                   BALANCE SHEETS
                             DECEMBER 31, 1995 AND 1994
                                     (Continued)


                                        1995              1994

Partners' Capital and Liabilities

Partners' Capital:
  Limited Partners - 10,306 units    $ 5,148,000       $ 4,868,000
  General Partner - 1 Percent             (8,000)          (11,000)

     Total Partners' Capital           5,140,000         4,857,000

Other Liabilities                              -           150,000
Long-term Debt:
  Notes Payable - Related Party          188,000           230,000
  Notes Payable                          537,000                 -

Partners' Capital and Long-Term
  Liabilities                          5,865,000         5,237,000

Current Liabilities:
  Current Portion - Long-term Debt     4,563,000         7,140,000
  Note Payable - Related Party         1,159,000         1,043,000
  Payable-Related Party                  671,000           573,000

  Accrued Liabilities
    Operations                           402,000           495,000
    Royalties                             96,000           220,000
    Interest                             614,000           612,000

     Total Current Liabilities         7,505,000        10,083,000

     Total Partners' Capital and
       Liabilities                   $13,370,000       $15,320,000












             See accompanying notes to the financial statements.


                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                                STATEMENTS OF INCOME


                                        FOR THE YEARS ENDED
DECEMBER 31,
                              1995            1994           1993

Revenues:
  Electric Power
  Revenues              $ 2,529,000     $ 2,728,000    $ 3,162,000
  Other Revenues            145,000         151,000        622,000

     Total Revenues       2,674,000       2,879,000      3,784,000

Expenses:
  Operations              1,755,000       1,779,000      2,163,000
  Bad Debt Expense                -               -         31,000
  General and
  Administrative:
    Professional Services    55,000          54,000         72,000
    General Partners -
    Related Party            98,000         123,000        223,000

     Total General and
       Administrative       153,000         177,000        295,000

     Total Expenses       1,908,000       1,956,000      2,489,000

     Income From
       Operations           766,000         923,000      1,295,000

Other Income (Expense):
  Interest Income            73,000          52,000         38,000
  Interest Expense         (744,000)       (902,000)      (806,000)
  Loss on Sale of Property (170,000)              -              -

     Net Other Expense     (841,000)       (850,000)      (768,000)

     Net Income (Loss)
       Before Extraordinary
       Item                 (75,000)         73,000        527,000

Extraordinary Item - Early
  Extinguishment of Debt    358,000               -        175,000

     Net Income         $   283,000     $    73,000    $   702,000

     Net Income Per Limited
       Partnership Unit:

       Income Before Extraordinary
         Item           $    (7.28)     $      7.08    $     51.14
      Extraordinary Item     34.74                -          16.98

      Net Income        $    27.46      $      7.08    $     68.12









              See accompanying notes to the financial statements.

                          FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                           STATEMENT OF PARTNERS' CAPITAL
           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993



           General Partner           Limited Partners
      % Income                     Number               Total
      Allocation  Amount       of Units      Amount     Amount

Balances
at December
31, 1992     1 $   (18,573) 10,306    $ 4,100,573    $ 4,082,000

Net Income   -       7,020       -        694,980        702,000

Balances
at December
31, 1993     1     (11,553)  10,306     4,795,553      4,784,000

Net Income   -         730        -        72,270         73,000

Balances
at December
31, 1994     1 $   (10,823)  10,306   $ 4,867,823    $ 4,857,000

Net Income   -       2,830        -       280,170        283,000

Balances
at December
31, 1995      1 $   (7,993)   10,306  $ 5,147,993    $ 5,140,000







        See accompanying notes to the financial statements.

                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                              STATEMENTS OF CASH FLOWS
                  INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                        FOR THE YEARS ENDED
                                          DECEMBER 31,
                            1995            1994           1993

Cash Flows From Operating
Activities:

Net Income (Loss)      $   283,000     $    73,000    $   702,000
Adjustments to Net
 Income (Loss):
 Depreciation and
 Amortization              613,000         661,000        716,000
  Loss on Sale of
  Property                 170,000               -              -
  Extraordinary
   Item - Early
   Extinguishment
   of Debt                (358,000)              -       (175,000)
  (Increase) Decrease in
    Receivables            (41,000)       (124,000)       (59,000)
  (Increase) Decrease
   in Prepaid Insurance     (1,000)              -         (9,000)
  (Increase) Decrease in
   Other Assets             18,000          18,000         18,000
  Accrued Income
   Restricted Cash         (63,000)        (43,000)       (31,000)
  Increase (Decrease)
   in Accrued Liabilities   41,000         120,000       (234,000)
  Increase (Decrease) in
    Amount Due to General
    Partner                 98,000         100,000        214,000

     Total Adjustments     477,000         732,000        440,000

  Net Cash Provided by
    Operating Activities   760,000         805,000      1,142,000

Cash Flows From Investing
Activities:
  Cash Draws Restricted
   Cash                    181,000               -        207,000
  Transfers to Restricted
   Cash                          -               -       (205,000)
  Capital Expenditures    (253,000)       (139,000)      (222,000)

  Net Cash Provided
   by (Used) in
   Investing Activities    (72,000)       (139,000)      (220,000)

                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                              STATEMENTS OF CASH FLOWS
                  INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                     (Continued)

                                        FOR THE YEARS ENDED
                                             DECEMBER 31,
                            1995            1994           1993

Cash Flows From Financing
Activities:
  Principal Payments
   on Long-term Debt   $  (815,000)    $  (751,000)   $(1,109,000)
  Proceeds From the
   Issuance of Debt        112,000          83,000        171,000

  Net Cash Provided by
   (Used) in Financing
   Activities             (703,000)       (668,000)      (938,000)

Increase (Decrease) in
  Cash and Cash
  Equivalents              (15,000)         (2,000)       (16,000)

Cash and Cash
  Equivalents at
  Beginning of Year        278,000         280,000        296,000

Cash and Cash
  Equivalents at
  End of Year          $   263,000     $   278,000    $   280,000

Supplemental Disclosure of
Cash Flow Information:
  Cash Paid During the Year
  For Interest         $   743,000     $   727,000    $   755,000

Non-Cash Activities:

      The Partnership reduced a contract payable for the year ended December 31, 1993 by $13,000, and recognized income relating to option payments not made.

      An extraordinary gain of $175,000 for the year ended December 31, 1993, was recognized relating to the extinguishment and restructuring of debt and accrued interest; see Note 4.

      Notes payable and accrued interest were reduced and other income recognized for the year ended December 31, 1993 in the amount of $424,000, relating to offsets allowed under the performance guaranty on the Steamboat Springs project; see Note 7.

    The Partnership sold the Crystal Springs Project for $1,100,000 which was paid directly to First Security Bank to pay down the note secured by the Crystal Springs Project in accordance with the sales agreement dated February 28, 1995. In addition, the note referred to above was restructured as described in Note 13. A net loss on the sale of $170,000 has been reported in net income for December 31, 1995 as other income, and gain on early extinguishment of debt of $358,000 has been reported as an extraordinary item for December 31, 1995.
                 See accompanying notes to the financial
statements.

                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following significant accounting policies are followed by Far West Electric Energy Fund, L.P. in preparing and presenting the financial statements, and are to assist the users in understanding the financial statements.

Organization

      Far West electric Energy Fund L.P., a Delaware limited partnership (the "Partnership"), was originally organized in September 1984 under the Uniform Limited Partnership Act of Utah as Far West Hydroelectric Fund, Ltd. On December 20, 1988, the
Partnership changed its name to Far West Electric Energy Fund, L.P. and changed its domicile to Delaware.

      The Partnership owns a geothermal power plant, (the "Steamboat Springs Plant") located in Nevada, and until March 16, 1995, owned a hydroelectric plant located in Idaho (the "Crystal Springs Plant") which was sold to Crystal Springs Hydroelectric, L.P., a Washington limited partnership pursuant to a Purchase and Sale Agreement dated February 28, 1995.

Utility Plant and Equipment
      Utility plants and equipment are carried at cost or adjusted cost (see Note 2). Fixed assets are depreciated over their estimated useful life (utility plants - thirty years, equipment - five to ten years).

Cash Equivalents
      For purposes of the statement of cash flows, the Partnership's policy is that all investments with maturities of three months or less are considered cash equivalents.

Income Taxes
      No provision for income taxes has been made since the Partnership files partnership return under provisions for federal and state tax laws. The assets and liabilities of the Partnership for tax purposes are lower than the financial statements for 1995 by $8,066,000 and $552,000; and for 1994 by $11,154,000 and
$2,208,000, respectively.

Income Per Limited Partnership Unit
      The income per partnership unit on income before extraordinary item and on net income is calculated on the weighted average units outstanding during the year. The weighted average of units outstanding during 1995, 1994, and 1993 were 10,306.




                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

      Certain amounts in 1994 and 1993 have been reclassified to conform with financial statement presentations adopted in 1995.

NOTE 2 - UTILITY PLANT

      Plant in service consists of the following at December 31,
1995 and 1994:
                                                       Estimated
                               1995         1994      Useful Lives
Steamboat Springs Thermal
  Hydroelectric Power Plant $15,599,000  $15,599,000  30 Years

Expansion Pipeline              400,000      400,000   5 to 7 Years

Crystal Springs Hydroelectric
  Power Plant                         -    4,738,000  30 Years

Valuation Allowance                   -   (2,021,000)

                            $15,999,000  $18,716,000


      The valuation allowance relates to the Crystal Springs
Hydroelectric Power Project. The valuation allowance is a result of the rights to a purchase option being waived and a decline in the value of the project.

NOTE 3 - OTHER ASSETS

      Other assets consist of the following at December 31, 1995 and1994:

                                   1995        1994

      Loan Origination Fees               $183,000    $183,000
      Organization Costs                    65,000      65,000
      Other Assets                          35,000      35,000
      Accumulated Amortization            (177,000)   (159,000)

            Total Other Assets            $106,000    $124,000




                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)

NOTE 3 - OTHER ASSETS (Continued

      The loan origination fees are being amortized on a straight-line basis over the respective lives of the loans.
Organization costs are amortized over a five year period on a straight-line basis. Amortization was $18,000, $18,000, $18,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 4 - LONG-TERM DEBT - NOTES PAYABLE

      Long-term debt as of December 31, 1995 and 1994 consists of the following:
                                           1995            1994

Note Payable to Westinghouse Credit
Corp. is in default as of 10/23/92
and is immediately due and payable.
Note is secured by the Steamboat
Springs Project and all associated
rights.  Interest rate is 11.5%         $ 4,563,000      $5,340,000

Note Payable to a bank was due and
payable in full originally on December
1, 1993, extended to September 30,
1994 and has been modified due to the
sale of the Crystal Springs Project.
The principal amount owing after
the modification is $537,000.
Interest is due in semiannual
installments.  With all remaining
principal and interest due 3/2/2000.
Interest rate is prime which was 8.75%
at year end (See Note 13 -
Sale of Crystal Springs Project).           537,000       1,800,000

                                          5,100,000       7,140,000

Less Current Installments Due             4,563,000       7,140,000

                                       $   537,000      $        -








                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)

NOTE 4 - LONG-TERM DEBT - NOTE PAYABLE (Continued)

      The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1995 are as follows:

      Year Ending December 31,

                  1996                                $ 4,563,000
                  1997                                          -
                  1998                                          -
                  1999                                          -
                  2000                                    537,000
                  Thereafter                                    -

                                                      $ 5,100,000

      A note payable to Ormat, Inc. was extinguished in the amount of $175,000 in December 1993. The extinguishment was a result of negotiations to settle litigation on the performance guaranty. The principal note amount and related accrued interest are shown as an extraordinary item in the statement of operations for the year ended December 31, 1993.

      During December 1992, a note payable to a bank was restructured resulting in a reduction of principal amount, accrued interest, and a renegotiation of terms. Interest payments relating to the reduced note were offset to accrued interest payable. The total amount offset against accrued interest payable in 1994 was $26,000.

NOTE 5 - RESTRICTED CASH

      The Partnership is required to maintain an escrowed bank account as security under the terms of the note payable to Westinghouse Credit Corp. with the note payable balance as of December 31, 1995 of $4,563,000. The reserve account was drawn down to $1,026,000 due to insufficient operating funds needed for plant repairs of $188,000. The note is in default due to the reserve account being drawn below required amounts. The reserve includes the initial deposit of $1,000,000 and requires an additional $70,000 annually for the first seven years, interest income is also retained in the reserve account. Disbursements from the reserve account for principal and interest payments on the note are allowed to the extent that there are insufficient funds in the Partnership's operating accounts.




                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)

NOTE 6 - NOTE PAYABLE-RELATED PARTY

      The Partnership had notes payable to related parties for the years ended December 31, 1995, and 1994 as follows:

                                           1995            1994

Notes Payable to General Partner
payable on demand, unsecured.
Interest rate is 13%                    $ 1,117,000      $1,005,000

Note Payable to 1-A Enterprises,
a partnership, due in quarterly
installments, including interest;
commencing April 16, 1990, re-
maining principal due January 16,
2000; unsecured.  Interest rate
is 11%                                      230,000         268,000
                                          1,347,000       1,273,000

 Less Current Installments Due            1,159,000       1,043,000

                                        $   188,000      $  230,000

NOTE 7 - PURCHASE AND OPERATING AGREEMENTS

Steamboat Springs Thermal Hydroelectric Power Plant (Steamboat
Springs)

      Under the terms of the Steamboat Springs purchase agreement (the Agreement), the Partnership is required to pay royalties to non-affiliated parties aggregating 14.05 percent of annual gross revenues for the life of the project plus an annual lump sum of $50,000 for the first ten years. As of December 31, 1995 all royalty obligations were current. For the years ended December 31, 1995, 1994, and 1993, royalty expense related to these commitments is as follows:
                                       1995      1994      1993
Sierra Pacific Power Company (10%)  $253,000  $257,000  $263,000
Benson Schwarzhoff & Helzel (3.888%)  98,000    99,000   102,000
Geothermal Development Associates
  ($50,000)                           50,000      50,000  50,000
G. Martin Booth (.081%)                2,000     2,000     2,000
Richard W. Harris (.081%)              2,000     2,000     2,000

     Total                          $405,000  $410,000  $419,000



                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)


NOTE 7 - PURCHASE AND OPERATING AGREEMENTS (Continued)

      As part of the Agreement, the original developer of Steamboat Springs (the Developer) guaranteed annual net operating revenues, as defined (Net Operating Revenues) of $2,000,000 for a period of ten years following the date of commissioning, March 31, 1987 (the Guarantee). In 1993, the debt and related performance guarantee with the original developer was extinguished. Pursuant to the Guarantee and included in other revenues in the statements of income for the years ended December 31, 1993, and 1992 are $424,000, and $387,000, respectively. Pursuant to the contract and in accordance with FIN-39, amounts due to the Partnership under the Guarantee are offset annually against a note payable to the Developer, and the Bonneville corporation which subsequently sold the project to the Partnership. The note payable to the developer and Bonneville have been fully offset as of December 31, 1993. The following Table summarizes these transactions:

                                                  1993
      Guaranteed Net Operating Revenues       $2,000,000
      Net Operating Revenues                   1,288,000
      Offset Available                           712,000
      Gross Debt Subject to Offset               424,000
      Debt to be Offset in Future             $        -

      The Partnership is also required to pay the Developer annual royalties equal to 50 percent of the first $100,000 over the guaranteed Net Operating Revenues and 75 percent of amounts in excess of the $100,000 each year for the first ten years following the date of commissioning. For years 11 through 20 after commissioning, the royalty equals 30 percent of Net Operating Revenues; principal debt service payments incurred to finance construction or operations are not deducted in determining the revised net operating revenues (Revised Net Operating Revenues). For years 21 inclusive and thereafter, the royalty is equal to 50 percent of Revised Net Operating Revenues. As revenues have not exceeded the guaranteed net operating revenues, no royalties have been earned and no royalties have been paid pursuant with this commitment.










                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)

NOTE 8 - RELATED PARTY TRANSACTIONS

      Under the terms of the Partnership agreement, the general partner (Far West Capital, Inc.) is allowed various fees and reimbursements of expenses incurred to manage the Partnership. For each of the years in the three-year period ended December 31, 1995, the Partnership expensed the following amounts as cost reimbursements to the general partner:
                                   1995        1994        1993
General and Administrative
  Expenses                       $ 98,000    $123,000    $223,000

      In addition, during the year ended December 31, 1993, the Partnership paid $3,300 to a Utah partnership for private air transportation, in the ordinary course of business, in lieu of commercial airfare. The general partners are partners of the Utah Partnership.

      As a term of the amended and restated Partnership agreement, the General Partner is entitled to 5 percent of the limited partnership units (Units) as compensation. Limited Partnership units for each of the three-year period ended December 31, 1995 are as follows:
                                   1995        1994        1993

      General Partner               530         530         530
      Limited Partners            9,776       9,776       9,776
            Total                10,306      10,306      10,306

      During 1988, the Partnership assigned its rights to build an expansion unit to Steamboat Springs to a Nevada general partnership owned mostly by Alan O. Melchior and Thomas A. Quinn, officers and owners of the General Partner of the Partnership. As consideration for the rights, the Nevada general partnership deeded the Partnership rights and title to piping and valves installed from Steamboat Springs to the expansion unit and agreed to pay the Partnership royalties equaling 10 percent of net operating income from the expansion for the years ended December 31, 1988 through 1992, 15 percent for 1993 through 1998, 40 percent for 1999 through 2010, 45 percent thereafter, and an annual pumping charge.
Included in other revenues in the statement of operations for the years ended December 31, 1995, 1994 and 1993, are $145,000,
$144,000 and $135,000, respectively related to this agreement. As of December 31, 1994 and 1993, two of the general partners held a 75 percent ownership in the Nevada general partnership.

      During 1991, the Partnership assigned its 77% ownership in SB Geo, Inc. a Utah Corporation, to Alan O. Melchior and Thomas A. Quinn, two of the officers and owners of the General Partner of the Partnership. SB Geo, Inc. operates the Partnership's Steamboat Springs Thermal

                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)


NOTE 8 - RELATED PARTY TRANSACTIONS (Continued)

Hydroelectric Power Plant and a related expansion unit. At the time of the transfer, SB Geo, Inc. had no assets and operated on a cost reimbursement basis. No gain or loss was recognized as a result of the assignment.



NOTE 9 - MAJOR CUSTOMER

      The Partnership has contracted with Sierra Pacific Power Company to sell electric energy from Steamboat Springs for a term of 20 years. The contract entitles the Partnership to a rate of
71.7 mills per kilowatt hour for the first 10 years and a variable amount related to the short-term cost of power to Sierra Pacific Power Company for the second 10 years. Sales to Sierra Pacific Power Company account for 100 percent of electric power sales. The Partnership is dependent upon this customer for the purchase of all electricity generated from this power plant.

NOTE 10 - LITIGATION

Ormat Arbitration

      The arbitrators during 1993 made their award regarding the lawsuit against Ormat alleging breach of contract on the Steamboat Springs project and Ormat's counter-suit regarding the cancellation of the operating agreement. The Partnership was awarded $188,000 in damages including a portion of previously restricted cash.
Ormat was awarded $255,000 for past fixed operating fees of which the majority had been held in an escrow account.

      Subsequent to the arbitrators award the Partnership and Ormat reached an additional agreement which cancels the note payable to Ormat which was previously offset by the performance guaranty.

Bonneville Pacific Corporation Bankruptcy

      The Partnership has filed a claim in the Chapter 11 filing of Bonneville Pacific Corporation. The claim relates to fraud claims and other transactions on the Crystal Springs project.

      This claim is a general unsecured claim; it is unliquidated and contingent, meaning that the amount of the claim has yet to be fixed in the bankruptcy forum. It is estimated that the claim is no more than $100,000.00. There is no economy for the partnership in attempting to
                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)


NOTE 10 - LITIGATION (Continued)

resolve the amount of the claim at this juncture, without certainty that Bonneville Pacific Corporation will succeed in confirming a plan of reorganization, since general unsecured claims cannot receive payment absent confirmation of a plan of reorganization.
If and when a plan of reorganization is confirmed, it is expected that, post-confirmation, there will be a claims liquidation and resolution process, during which the claim of the partnership will be fixed by the bankruptcy court. The Chapter 11 reorganization proceeding of the Bonneville Pacific Corporation has been ongoing for some years. It is a large and complex proceeding. The success of the reorganization effort will turn in major part upon complex litigation which the trustee in the case, Roger Segal, has commenced against various parties in interest. Counsel for Mr. Segal, Vernon Hopkinson, estimates at the present time that this litigation may be concluded and a plan of reorganization proposed no earlier than year-end, 1997. As noted above, payment on account of general unsecured claims cannot occur unless and until a plan of reorganization is confirmed by the bankruptcy court. Mr. Hopkinson estimates at the present time that the size of the dividend to general unsecured creditors could be anywhere from 20 percent to payment in full, depending upon the outcome of the aforementioned litigation.

Nevada Department of Transportation

      The Department of Transportation of the State of Nevada ("NDOT") commenced action on 12/10/93 in the Second Judicial District Court of the State of nevada in and for the County of Washoe against the Partnership and others to obtain, for highway purposes, ownership of approximately 2.79 acres of the property owned by Sierra Pacific Power Company ("SPPC") at the extreme north of the land upon which the Steamboat Springs Plant is located pursuant to the SPPC lease. The Court entered an Order for occupancy of the condemned property on 12/29/93. The NDOT deposited the sum of $273,500 on 12/29/93; which remains on deposit as of 12/31/95. The Partnership is defending the action insofar as is necessary to protect a stand-by injection well located on the lease in the proximity of the land being taken and a monitoring well in an adjacent area which is being taken. It is presently negotiating a settlement which will leave the stand-by injection well and the Partnership's rights in and use thereof intact and available. The Partnership has constructed a new monitoring well and is attempting to recover the cost thereof from the State.
The Partnership has an agreement in principle with the State relative to this reimbursement, the cost of which is approximately $5,000. That sum will likely be disbursed in May or June of 1996. The Partnership is also attempting to obtain a portion of the $273,500 offered and

                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)


NOTE 10 - LITIGATION (Continued)

deposited into Court by NDOT on 12/29/93 as compensation for the taking. SPPC is claiming all of such funds as the owner of the land. The Court has granted NDOT the right to possess and occupy the property while the amount of compensation to be finally awarded is being contested. WCC, the Partnership's principal creditor, has claimed that under the financing agreements with respect to the Steamboat Springs and 1-A Plants, all funds recovered from NDOT must be applied to reduce the principal balance of the loans outstanding. The funds will not likely be disbursed until the fourth quarter of 1996 or the first quarter of 1997, unless the Partnership, SPPC, and WCC reach some settlement before that time.

NOTE 11 - NOTE DEFAULTS

      Due to insufficient funds being in restricted cash, the Partnership received a notice of default as of 10/23/92 on a note to Westinghouse Credit Corp. The balance as of December 31, 1995 and 1994 was $4,563,000 and $5,340,000, respectively. Under the terms of the note all principal and interest is immediately due and payable. The note is secured by the Steamboat Springs project and related revenues and other assets.

      The Partnership was in default on a note payable to a bank as of 9/30/94. The balance as of December 31, 1994 and 1993 was $1,800,000. Due to the sale of the Crystal Springs Project subsequent to December 31, 1994, this note has been reduced to $537,000 (see Note 13) and is no longer in default.
NOTE 12 - LIQUIDITY

      As shown in the accompanying financial statements for the year ended December 31, 1995, current liabilities exceeded current assets by $6,595,000. Of this amount $4,563,000 relates to the note defaults described in Note 11.

NOTE 13 - SALE OF CRYSTAL SPRINGS PROJECT

      The Partnership signed an agreement dated February 28, 1995 to sell the Crystal Springs project. The sale included all the assets and liabilities associated with the Crystal Springs Project except the note payable to First Security Bank which has been modified as follows:



                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)


NOTE 13 - SALE OF CRYSTAL SPRINGS PROJECT (Continued)

      Upon receipt of First Security (Lender) of a principal payment on the loan in the amount of $1,100,000, the note was modified to provide that the remaining principal balance owed shall be $537,000 and interest and costs on the loan shall be deemed current.

      If the note is paid in full within two years after the payment of $1,100,000, the Lender will discount the principal amount owing by $100,000 (requiring a principal payment of only $437,000), and if paid within three years, the Lender will discount the amount of the principal due by $50,000 (requiring a principal payment of only $487,000). There will be no discount if paid after the third anniversary.

      The modification has resulted in a gain on early extinguishment of debt of $358,000.

      The net loss on sale of the Crystal Springs Project of $170,000 has been reported on the Statement of Income for the year ended December 31, 1995 as Other Income.

      At February 28, 1995, no amount was due on the $50,000 line of credit acquired in 1992 for use in repair of certain items of equipment for the Crystal springs Plant for start up operations in 1993.

      The following pro forma statement of operations give effect to the above events as if they had occurred on January 1, 1995:

















                         FAR WEST ELECTRIC ENERGY FUND, L.P.
                           A DELAWARE LIMITED PARTNERSHIP
                                  DECEMBER 31, 1995
                            NOTES TO FINANCIAL STATEMENTS
                                     (Continued)

NOTE 13 - SALE OF CRYSTAL SPRINGS PROJECT (Continued)

PRO FORMA STATEMENT OF OPERATIONS

                     As Reported    Pro Forma
                        in        Adjustments
                     Accompanying     For              Pro Forma
                      Financial    Subsequent         Statement of
                      Statements      Events            Operations
REVENUES
  Electric
   Power Sales      $ 2,529,000   $         -        $ 2,529,000
  Other Revenues        145,000             -            145,000

     Total Revenues   2,674,000             -          2,674,000

EXPENSES
  Interest, Net         671,000       (16,000)  (A)      655,000
  Depreciation          613,000             -            613,000
  Royalty               405,000             -            405,000
  Professional Services  54,000        (4,000)  (A)       50,000
  Administrative Services -
    General Partner      98,000       (38,000)  (A)       60,000
  Amortization           18,000             -             18,000
  Insurance              47,000             -             47,000
  Maintenance           583,000        (5,000)  (A)      578,000
  Taxes                  31,000             -             31,000
  Other                  59,000        (1,000)  (A)       58,000

     Total Expenses   2,579,000       (64,000)         2,515,000

     Net Income (Loss) $ 95,000   $    64,000        $   159,000

     Net Income (Loss) Per
     Limited Partnership
      Unit          $      9.22   $      6.21        $     15.43

A - Operating expenses attributable to Crystal Springs Project.

B - Accrued interest and expenses from January 1, 1995 through date of sale of Crystal Springs Project.

Nonrecurring Transactions

     The sale of the Crystal Springs Project has resulted in a loss of $170,000 and again on early extinguishment of debt of $358,000. These amounts are reported in the statement of Income for December 31, 1995.

NOTE 14 - SUBSEQUENT EVENTS

Steamboat Springs Project

     The Fund has received a cash offer to sell substantially all of the assets of the Fund to U.S. Envirosystems, Inc. for $1,250,000. The sale would result in the termination of the Fund and distribution of the proceeds to limited partners of approximately $33 per limited partnership unit.


                               FAR WEST CAPITAL, INC.
                             CONSOLIDATED BALANCE SHEETS
                                     (Unaudited)


                                              June 30,
                                         1995          1994
ASSETS

Current Assets:
  Cash and Cash Equivalents        $   506,368     $   110,309
  Accounts Receivable                  186,043         196,006
  Other Receivables                  1,354,231       1,260,702
  Prepaid Expenses                     101,554         250,088

     Total Current Assets            2,148,196       1,817,105

  Restricted Cash                    3,030,664       3,635,100

Fixed Assets:
  Wellfield, Net of Amortization     2,975,930       3,145,983
  Transportation and other Equipment,
   Net of Accumulated Depreciation     411,142         230,655

     Net Fixed Assets                3,387,072       3,376,638

Other Assets:
  Investments in Partnerships          492,711         201,003
  Deposits and Other Assets            199,977         198,110
  Advances to Stockholders                   -         231,000
     Total Other Assets                692,688         630,113

     Total Assets                  $ 9,258,620     $ 9,458,956



















                               FAR WEST CAPITAL, INC.
                             CONSOLIDATED BALANCE SHEETS
                                     (Unaudited)
                                     (continued)

                                                June 30,
                                          1995          1994

LIABILITIES AND EQUITY

Current Liabilities:
  Accounts Payable                   $   372,744     $   322,694
  Accrued Expenses                     1,170,767         906,209
  Long Term Debt,
    Current Portion                       95,505          35,107
  Retention Payable                      641,625       1,711,000

     Total Current Liabilities         2,280,641       2,975,010

Other Liabilities:
  Notes Payable                        1,958,618       2,067,198
  Loans from Stockholders                 15,380          15,380
  Deferred Gain on Sale, Net
    of Amortization                      366,223         317,649
  Deferred Tax Liability -
    Non-Current                          415,000         423,000

     Total Other Liabilities           2,755,221       2,823,227

     Total Liabilities                 5,035,862       5,798,237

  Minority Interests                     177,557         118,437

Equity:
  Common Stock 15 Shares authorized,
    11.2 5 shares issued and
    outstanding, no par value)            29,000          29,000
  Advances to Affiliated Companies      (309,287)       (155,698)
  Retained Earnings                    4,325,488       3,668,980

     Total Equity                      4,045,201       3,542,282

     Total Liabilities and Equity    $ 9,258,620     $ 9,458,956








The accompanying notes are an integral part of the financial statements.
                               FAR WEST CAPITAL, INC.
                        NOTES TO CONSOLIDATED BALANCE SHEETS
                               JUNE 30, 1995 AND 1994
                                     (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles. However, they do not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

      The following significant accounting policies are followed by Far West Capital, Inc. in preparing and presenting the financial statements, and are presented to assist the users in understanding the financial statements.

Organization

      Far West Capital, Inc., a Utah corporation, was incorporated on May 9, 1983 to facilitate the financing and operation of geothermal and hydro-electric power plants. Far West Capital owns all the common stock of Steamboat Development Corp. (a Utah corporation), and 53% of the partners' equity in Twin Falls Hydro, Ltd. (a Utah limited partnership). In the accompanying financial statements, Far West Capital, Inc. and its subsidiaries are collectively referred to as "the Company". Far West Capital operates on a fiscal year of June 30.

Consolidation

      The accompanying consolidated financial statements include the accounts of Far West Capital, Inc. and its 50% or more owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Investments in Partnerships

      Investments in partnerships consist primarily of non-marketable securities that are either partnerships or limited liability companies and are stated at cost that does not exceed estimated net realizable value. During 1995 and 1994, certain investments were written down to their estimated realizable value. Far West Capital, Inc. is the sole general partner for Far West Electric Energy Fund, L.P. for which it owns a 6% equity interest and over which it exercises significant control. The Company accounts for its investment in Far West Electric Energy Fund, L.P. (FWEEF) on the equity method, however, due to losses incurred by FWEEF during the first several years, the equity method has been discontinued until such time as the Company's share of accumulated earnings of FWEEF exceed the Company's share of losses not recognized during the period of discontinuance.

                               FAR WEST CAPITAL, INC.
                        NOTES TO CONSOLIDATED BALANCE SHEETS
                               JUNE 30, 1995 AND 1994
                                      Unaudited
                                     (Continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

      For purposes of the statement of cash flows, the Company's policy is that all investments with maturities of three months or less are considered cash equivalents.

NOTE 2 - RESTRICTED CASH

      The Company has entered into several agreements regarding the construction, financing, and sale-leaseback of two geothermal plants. Pursuant to these agreements monies have been set aside pending the final completion and acceptance of the projects, and specific funding of certain future expenditures. These funds are set aside exclusively for specific uses and was $3,030,664 and $3,635,100 at June 30, 1995 and 1994 respectfully.

NOTE 3 - PREPAID EXPENSES

      Prepaid expenses consist of the following at June 30, 1995 and 1994:
                                        1995              1994
      Prepaid Maintenance           $        -        $  134,334

      Prepaid Insurance                 98,554           112,754

      Prepaid Rent                       3,000             3,000


     Total Prepaid Expenses         $  101,554        $  250,088


NOTE 4 - FIXED ASSETS

      Fixed assets consist of the following at June 30, 1995 and 1994:

                                       1995              1994
      Wellfield                     $ 3,401,063       $ 3,401,063
     Equipment                          429,459           167,086
      Transportation Equipment          250,252           243,634

            Total Fixed Assets        4,080,774         3,811,783

Less Allowances For Depreciation
  and Amortization                      693,702           435,145

      Net Fixed Assets              $ 3,387,072       $ 3,376,638




                               FAR WEST CAPITAL, INC.
                        NOTES TO CONSOLIDATED BALANCE SHEETS
                               JUNE 30, 1995 AND 1994
                                     (Unaudited)
                                     (Continued)


NOTE 4 - FIXED ASSETS (Continued)

The wellfield is being amortized over the life of the lease which is 20 years on a straight-line basis. Equipment and vehicles are depreciated over their estimated useful lives, five to seven years, on a straight-line basis.

NOTE 5 - LONG TERM DEBT

      Long-term debt as of June 30, 1995 and 1994 consists of the following:
                                          1995              1994

Note payable to a corporation pay-
  able in monthly payments of
  interest only for six months be-
  ginning October 15, 1994 and, com-
  mencing April 15, 1995, payments
  of $18,013, including principal
  and interest, due September 15,
  2009.  Interest rate is 6%          $ 2,054,123       $2,090,000

Note payable to a corporation in
  monthly installments of $245
  for the purchase of equipment,
  including principal and interest,
  due November 29, 1994, Interest
  rate is 15.9%                                 -           12,305

                                        2,054,123        2,102,305

            Less Current Portion           95,505           35,107

                                      $ 1,958,618       $2,067,198


NOTE 6 - RELATED PARTY TRANSACTIONS

      Under the terms of a support agreement effective December 31, 1992, with a related corporation, the Company pays a monthly amount for the supervision, monitoring, and administering the project.
The fees include the materials, personnel, labor, supervision, and other items related to performing the contract. For the year ended June 30, 1995 and 1994 the Company paid for support services $451,971 and $384,536, respectively.



                               FAR WEST CAPITAL, INC.
                        NOTES TO CONSOLIDATED BALANCE SHEETS
                               JUNE 30, 1995 AND 1994
                                     (Unaudited)
                                     (Continued)


NOTE 6 - RELATED PARTY TRANSACTIONS (Continued)

      The Company has entered into an Operating and Maintenance Agreement with a related corporation to act as the operator of the project. This agreement provides for operator to perform the duties of the operator including operating and regular maintenance of the plant for a monthly fee and additional fees for variable maintenance. The Company paid $2,211,227 for the year ended June 30, 1995 and $1,804,429 for June 30, 1994.

      The Company has made advances to various affiliated companies for the years ended June 30, 1995 and 1994 as follows:


                        1995                       1994
                FWEEF        Others        FWEEF        Others
Beginning
  Balance     $1,579,000    $  384,501    $1,377,000    $  375,587

Gross Advances   209,000       191,068       202,000         8,914

Gross Repayments       -             -             -             -

Ending Balance $1,788,000    $  575,569    $1,579,000    $  384,501

Less Valuation
  Allowance     1,788,000       266,282     1,579,000       228,803

Net Advances to
  Affiliated   $        -       309,287             -       155,698
  Companies

                               FAR WEST CAPITAL, INC.
                        NOTES TO CONSOLIDATED BALANCE SHEETS
                               JUNE 30, 1995 AND 1994
                                     (Unaudited)
                                     (Continued)


NOTE 7 - LEASE AND OPERATING AGREEMENTS

      Pursuant to a financing agreement, the Company borrowed $62,000,000 and constructed two geothermal facilities known as Steamboat II and Steamboat III near Reno, Nevada (which contain renewable energy supply in the form of 320 degree hot water at a depth of less than 1000 feet). Upon completion and commercial operation of the plants, the Company entered into a sale-leaseback arrangement with the finance company in exchange for cancellation of the related $60,000,000 note payable. A lease agreement was entered into with the purchaser for a period of 20 years, with basic rent to be paid monthly pursuant to a lease schedule. Additional rent is required to be paid based on distributable cash as defined in the escrow agreement. The lease has renewal options of five years or the remaining period on any related agreements for power or related geothermal agreements. The Company has entered into a power purchase agreement for the sale of electricity to an Investor Owned Utility for a period of 30 years. The Company has an option to purchase the facilities on the last day of the lease term, based on the fair market value of the property.

      The leaseback has been accounted for as an operating lease.
The gain of $339,264 realized in this transaction has been deferred and will be amortized to income in proportion to rental expense over the term of the lease.

      Based on geothermal leases, the Company pays royalties on the power revenues generated by the facilities of between 3.5 percent and 4.0 percent.

NOTE 8 - INCOME TAXES

      The provisions for income taxes consisted of the following amounts:

                                         Year Ended June 30,
                                         1995           1994
Current:
  Federal                           $  157,471        $  337,846

Deferred:
  Federal                               (8,000)           43,152

Total Income Tax Provision          $  149,471        $  380,998

Deferred taxes result from temporary differences in the recognition of income and expense for income tax reporting and financial statement reporting purposes. Deferred benefit of $8,000 for the year ending June 30, 1995 and deferred expense of $43,152 for the year ended June 30,

                               FAR WEST CAPITAL, INC.
                        NOTES TO CONSOLIDATED BALANCE SHEETS
                               JUNE 30, 1995 AND 1994
                                     (Unaudited)
                                     (Continued)

NOTE 8 - INCOME TAXES (Continued)

1994 are the result of timing differences in the recording of the deductions for intangible drilling costs and the sale of the plant. The Company has recorded a net deferred income tax liability in the accompanying balance sheets as follows:

                                                  June 30,
                                           1995              1994

      Net operating losses            $        -        $   21,400

      Future taxable temporary
        differences related to
        depreciation and amortization   (827,600)         (806,400)
      Future deductible temporary
        differences related to
        alternative minimum tax
        credit carryforward              300,400           249,800
      Future deductible energy tax
        credit                           112,200           112,200

      Net deferred income tax
        liability                     $ (415,000)       $ (423,000)

      The differences between the effective income tax rate and the federal statutory income tax rate is presented below:

                                           Year Ended June 30,
                                           1995              1994

      Provision at the federal
        statutory rate of 34 percent $  107,745        $  258,334
      Nondeductible expenses                421               402
      Alternative Minimum Tax            50,210            79,110
      Deferred tax expense (benefit)     (8,000)           43,152
      Surtax exemption                     (905)                -

      Total income tax provision     $  149,471        $  380,998

NOTE 9 - CONTRACTS SUBJECT TO RENEGOTIATION

      A contractor was hired to construct the facilities known as Steamboat II and Steamboat III for a contracted price subject to certain adjustments.

      The terms of the contract provide that after completion and prior to acceptance of the project the amount due and payment schedule under the 12% subordinated note payable are subject to renegotiation. Included in the financial statements are restricted cash, subordinated

                               FAR WEST CAPITAL, INC.
                        NOTES TO CONSOLIDATED BALANCE SHEETS
                               JUNE 30, 1995 AND 1994
                                     (Unaudited)
                                     (Continued)

NOTE 9 - CONTRACTS SUBJECT TO RENEGOTIATION (Continued)

note payable and retention payable which were all subject to adjustment. On September 20, 1994 the Company entered into a settlement agreement whereby the subordinated note payable was converted to a 6% note payable in monthly installments due September 15, 2009.

NOTE 10 - GAIN CONTINGENCY

      A condemnation action was filed by the State of Nevada in order to condemn approximately 15 acres of land for use as a highway and/or interchange. The condemned 11.72 acre tract is part of a parcel of land owned by the Guisti family on which Steamboat has a geothermal lease. The State has paid $135,000 as compensation for its taking of the land. Steamboat has counterclaimed against the State, asserting that the condemnation has and will damage Steamboat in amounts exceeding $10,000,000. Steamboat has also cross-claimed against the other defendants for declaratory relief in order to ensure that any compensation paid by the State is fairly apportioned among the several defendants. Chances for settlement appear to be good at this time, due to recent mediation and settlement discussions in which the State has offered to pay between $1.5 and $2 million in compensation to be divided among all defendants. The Company is proceeding to arbitration to determine the exact figure to be paid. An unfavorable outcome in this case is unlikely. The amount of potential loss is zero. Following arbitration, the remainder of the issues in the case are set for trial beginning October 30, 1995.

Item 8.     Changes in and Disagreements With Accountants on
                       Accounting and Financial Disclosure.

                                       None

                                      PART III

Item 9.     Directors, Executive Officers, Promoters and Control
Persons;   Compliance With Section 16(a) of the Exchange Act.

     The Partnership has no executive officers. Its business affairs are managed by its General Partner, Far West Capital, and, until they resigned as General Partners effective January 1, 1995, the following individuals, who are also 80% shareholders of Far West Capital:

     ALAN O. MELCHIOR, Chairman and Director of Far West Capital until March 19, 1996, age 49. Mr. Melchior was a founder of Far West Capital, which was organized in May, 1983. He was its President from its inception to March 19, 1996. From December, 1981 to May, 1983, he was an account executive with Westlake Securities, Inc., of Angora Hills, California. Mr. Melchior received a B.S. in business from Brigham Young University in 1971 and an M.B.A. degree from the University of Utah in 1974.

     THOMAS A. QUINN, Vice President, General Counsel and Director of Far West Capital, age 60. Mr. Quinn was also a founder of Far West Capital. Since February, 1985, Mr. Quinn has been serving full-time in his capacities with Far West Capital. From 1968 to February, 1985, he was engaged in the private practice of law in Salt Lake City, Utah. He received a B.S. degree in political science from Brigham Young University in 1959, and a Juris Doctor, with honors, from George Washington University Law School in 1963.

      On January 29, 1993, a Final Judgment of Permanent Injunction ("Injunction") was entered by the United States District Court, District of Utah, Central Division, restraining and enjoining the Partnership, Far West Capital, Inc. and Alan O. Melchior, previously a general partner until his resignation effective January 1, 1995, from violating provisions of the Securities Act of 1933. A copy of the Injunction is appended as an exhibit to Form 8-K dated January 29, 1993.

      The action filed against the Partnership, Far West Capital, Inc., Alan O. Melchior, previously a General Partner until his resignation effective January 1, 1995, and others on December 7, 1992 by the Arizona Corporation Commission and reported in the December 31, 1992 Form 10-K and the December 31, 1993 Form 10-K has been settled pursuant to a cease and desist order without any expense to the Partnership.

Item 10.    Executive Compensation.

      Pursuant to the Amended and Restated Agreement of Limited Partnership of Far West Electric Energy Fund, L.P., as consideration for providing management services to the Partnership, the General Partner is entitled to the following compensation: (i) a one percent (1%) interest in the profits, losses, and net income of the Partnership; (ii) Units equal to five percent (5%) of the Units outstanding, to be increased proportionately if and as additional Units are issued in the future; (iii) if and when Units are listed for public trading, or the Limited Partners have received an amount equal to their capital contributions to the Partnership (reduced by the amount of tax credits allocated to the Limited Partners) together with a sum equal to a cumulative annual return of 8%, the General Partner shall receive additional Units equal to ten percent (10%) of the Units outstanding, and a total of 15% of any new Units issued. The General Partner may receive compensation in connection with the purchase of projects from the General Partner or its affiliates, and provision of services to the Partnership which are normally provided by outside consultants, provided any such payments are competitive with charges for similar projects or services.

     Following the reorganization of the Partnership in Delaware, Units equal to 5% of the Units outstanding were issued to the General Partner, together with a certificate evidencing a one percent (1%) General
     Partner's interest in the Partnership.

     The Partnership has no employees and therefore relies on the personnel of Far West Capital and contracts with others to perform needed management operating and professional services. Far West Capital provides services on an hourly basis at rates competitive with third party sources.

     Far West Capital is also entitled to be reimbursed on a monthly basis for all direct expenses it incurs on behalf of the Partnership and for that portion of its administrative expenses allocable to the Partnership.

     For the years ended December 31, 1995, December 31, 1994 and December 31, 1993 Far West Capital was entitled to receive $98,000, $123,000 and $223,000 respectively as reimbursement for allocable administrative costs and services rendered and direct expenses in connection with the above matters. During 1995 the Partnership paid nothing toward these amounts, leaving the amount of $671,000 still due to Far West Capital for these unpaid costs, services, and expenses.

Item 11.    Security Ownership of Certain Beneficial Owners and
            Management.

      Security Ownership of Certain Beneficial Owners

     The Partnership is not aware of any beneficial owner of more than five percent interest in the Partnership other than the General Partner. The General Partner owns 5.14% of the Partnership in Limited Partnership Units and a 1% General Partner interest.

      Security Ownership of Management

      As of March 15, 1996 the General Partner owns the following interest in the Partnership:

                                   Name of
            Title of Class     Beneficial Owner   Ownership Percent


            Limited Partner- Far West Capital    530         5.14
            ship Units                           Limited
                                                 Partnership
                                                 Units

            General Partner  Far West Capital    Certificate
            Interest                             of General
                                                 Partner's
                                                 Interest       1

                                        Total                6.14

Item 12.    Certain Relationships and Related Transactions.

      General Partner's Compensation and Reimbursement

     Far West Capital is entitled to receive certain compensation and reimbursement under the terms of the Amended and Restated Partnership Agreement. See "Item
     11. Executive Compensation" as to amounts paid to the General Partner in 1995.

      1-A Expansion to the Steamboat Springs Plant

     In 1988 the Partnership sold rights to develop the 1-A Expansion Project to the Steamboat Springs Project to an entity owned mostly by Alan O. Melchior and Thomas A. Quinn, officers and owners of the General Partner of the Partnership. For a discussion of the Partnership's interest in this Project, see "Item 2. Properties -- Revenues from the 1-A thermal- hydroelectric Plant."

     As consideration for the sale of the 1-A Plant rights to 1-A Enterprises, the Partnership received a royalty interest in the net operating income of the 1-A Plant. Such royalties equaled 15 percent in 1995. This amounted to $87,000 earned by the Partnership.

     In addition the Partnership is paid an amount equivalent to the net profit that would be realized by the Partnership if the 1-A Plant were bearing 150 KW of parasitic power load (power consumed by the Plant itself). In 1995 this amounted to $58,000 received by the Partnership.


      $400,000 Loan

     Simultaneous with its January 17, 1990 loan to the Partnership, Westinghouse made a $3,000,000 non-recourse loan to 1-A Enterprises on the 1-A Plant on the same terms as the loan made to the Partnership but secured by the assets associated with the 1-A Plant. $400,000 of the loan on the 1-A Plant has been reloaned by 1-A Enterprises to the Partnership at 11% per annum for ten years on a non-recourse basis.

      Assignment of Ownership Interest in SB GEO

     In October, 1991 the Partnership assigned its 77 percent ownership interest in SB GEO to Alan O. Melchior and Thomas A. Quinn, two of the officers and owners of the General Partner in exchange for their assuming all outstanding liabilities of SB GEO. See "Item
     2. Properties" for further information.

      Loans From General Partner

     During the past 5 years the General Partner made unsecured loans to the Partnership to help the Partnership meet its financial obligations. The loans accrue interest at 13% and are payable upon demand. As of December 31, 1995, 1994 and 1993 loans from
     General Partners totaled $1,117,000, $1,005,000, and
     $922,000 respectively.

                                       PART IV

Item 13.    Exhibits and Reports on Form 10-K.

(a) 1.      The following financial statements are included in Part
II,
            Item 7;
                                                            Page

      Independent Auditors' Report                          18

      Financial Statements:

        Balance Sheets, December 31, 1995 and 1994          19

        Statements of Operations, Years ended               21
         December 31, 1995, 1994, and 1993


        Statements of Partners' Capital, Years ended        22
         December 31, 1995, 1994, and 1993


        Statements of Cash Flows, Years ended               23
         December 31, 1995, 1994, and 1993


        Notes to Financial Statements                       25


        Unaudited Consolidated Balance Sheet of the
         General Partner, Far West Capital, Inc.            38

        Notes to the Unaudited Consolidated Balance Sheet
         of the General Partner, Far West Capital, Inc.     40

      2. The following financial schedules for the period from January 1, 1994, to December 31, 1995, are submitted herewith.

            All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

      3.    Exhibits:

      The following exhibits are included as part of this report:

           SEC
Exhibit   Reference
Number    Number        Title of Document                Location

Item 3.     Articles of Incorporation and Bylaws
3(a)  3     Certificate and Agreement of Limited
            Partnership of Far West Electric       Incorporated
            Energy Fund, L.P.                      by Reference
            filed with the Delaware Secretary
            of State on December 20, 1988
           (Steamboat Springs Project).
           (Incorporated by reference to Exhibit 10(ab)
            filed with Form 10-K for the fiscal year ended
            December 31, 1988.)


3(b)  3     Amendment to Certificate and Agreement of Incorporated
            Limited Partnership of Far West Electric  by Reference
            Energy Fund, L.P.

Item 4.     Instruments Defining the Rights of
            Security Holders                          Incorporated
4      4    See Exhibit (3)(a) with respect to
            rights of                                 by Reference
            Limited Partners.

Item 10.    Material Contracts
10(a)  10   Purchase Agreement (Steamboat Springs
            formerly "Sierra Pacific" - Project).    Incorporated
           (Incorporated by reference to Exhibit     by Reference
            10(a) filed with Form 8 dated June 20, 1986.)

10(b)  10  Offset Agreement (Steamboat Springs
           Project). (Incorporated by reference      Incorporated
           to Exhibit 10(b)                          by Reference
           filed with Form 8, dated June 20, 1986.)

10(c)  10  Agreement for the Purchase and Sale of     Incorporated
           Electricity (Steamboat Springs Project).   by Reference
          (Incorporated by reference to Exhibit 10(c) filed with Form 8 dated June 20, 1986.)

10(d)  10  Memorandum of Lease, Assignment of Lease,   Incorporated
           and Purchase Agreement (Steamboat           by Reference
           Springs Project). (Incorporated by
           reference to Exhibit 10(d) filed with
           Form 8 dated June 20, 1986.)

10(e)  10  Operating Agreement (Steamboat Springs Pro- Incorporated
           ject).  (Incorporated by reference to       by Reference
           Exhibit 10(e) filed with Form 8 dated
           June 20, 1986.)

10(f)  10  Demand Note (Steamboat Springs Project).    Incorporated
          (Incorporated by reference to Exhibit 10(f) by Reference filed with Form 8 dated June 20, 1986.)

10(g)  10  Assignment and Security Agreement           Incorported
          (Steamboat springs Project). (Incorporated by Reference by reference to Exhibit 10(g) filed with Form 8 dated June 20, 1986.)

10(h)  10  Accommodation Agreement (Steamboat Springs  Incorporated
           Project).  (Incorporated by reference to    by Reference
           Exhibit 10(h) filed with Form 8 dated June
           20, 1986.)

10(i)  10  Leasehold Trust Deed (Steamboat Springs Pro-Incorporated
           ject).  (Incorporated by reference to      by reference
           Exhibit 10(i) filed with Form 8 dated
           June 20, 1986.)

10(j)  10  Construction Loan Agreement (Steamboat    Incorporated
           Springs Project).  (Incorporated          by reference
           by Reference to Exhibit 10(j) filed
           with Form 8 dated June 20, 1986.)

10(k)  10  Consents to Assignment of Geothermal Re-  Incorporated
           sources Lease and Agreement for the       by Reference
           Purchase and Sale of Electricity
          (Steamboat Springs Project).
          (Incorporated by reference to Exhibit
           10(k) filed with Form 8 dated June 20, 1986.)

10(l)  10  Construction Agreement (Steamboat Springs   Incorporated
           Project).  (Incorporated by reference to    by Reference
           Exhibit 10(l) filed with Form 8 dated June
           20, 1986.)

10(m)  10  Assignment of Construction Agreement (Steam-Incorporated
           boat Springs Project).  (Incorporated by    by Reference
           reference to Exhibit 10(m) filed with Form 8 dated June 20, 1986.)

10(n)  10  Promissory Note ($7.1 Million) (Steamboat   Incorporated
           Springs Project).(Incorporated by reference by Reference to Exhibit 10(n) filed with Form 8 dated
           June 20, 1986.)

10(o) 10 Purchase Agreement (Steamboat Springs Pro- Incorporated ject). (Incorporated by reference to Exhibitby Reference 10(o) filed with Form 8 dated June 20, 1986.)

10(p) 10 Amendment to Agreement for Purchase and Sale Incorporated of Electricity Between Far West Hydroelectricby Reference Fund, Ltd. and Sierra Pacific Power Company
          (Steamboat Springs Project). (Incorporated by reference to Exhibit 10(p) filed with Form
           10-K for the fiscal year ended December 31, 1986.)

10(q)  10  Location and Occupancy Agreement (Steamboat Incorporated
           Springs Project). (Incorporated by referencby Reference to Exhibit 10(q) filed with Form 10-K for the fiscal year ended December 31, 1986.)

10(r)  10  Insurance Policy (Steamboat Springs         Incorporated
           Project).(Incorporated by reference to      by Reference
           Exhibit 10(r) filed with Form 10-K for
           the fiscal year ended December 31, 1986.)

10(s)  10  Insurance Policy (Crystal Springs Project). Incorporated
          (Incorporated by reference to Exhibit 10(s) by Reference filed with Form 10-K for the fiscal year ended December 31, 1986.)

10(t)  10  Certificate of Insurance (Crystal Springs   Incorporated
           Project).  (Incorporated by reference to    by Reference
           Exhibit 10(t) filed with Form 10-K for the fiscal year ended December 31, 1986.)

10(u)  10  Memorandum of Agreement Regarding Crystal   Incorporated
           Springs Lease (Crystal Springs Project).    by Reference
          (Incorporated by reference to Exhibit 6.(a)(1) filed with Form 10-Q for the quarter ended
           September 30, 1987.)

10(v)  10  Steamboat Springs Geothermal Hydroelectric  Incorporated
           Plant Loan Agreement and Security Agreement by Reference (Steamboat Springs Project). (Incorporated
           by reference to Exhibit 6.(a)(2) filed with Form 10-Q for the quarter ended September
           30, 1987.)

10(w)  10  Letter of Intent to Purchase Steamboat      Incorporated
           Springs 1-A Project (Steamboat Springs      by Reference
           Project).  (Incorporated by reference to
           Exhibit 6.(a)(1) filed with Form 10-Q for the quarter ended June 30, 1987.)


10(x)  10  Restated Operation and Maintenance          Incorporated
           Agreement, Purchase Option Agreement,       By Reference
           Promissory Note, Credit Agreement,
           Security Agreement, Mortgage,
           Assignment of Contract Rights, and Security
           Agreement, and Collateral Assignment of Water
           Rights (Steamboat Springs Project). (Incorp-orated by reference to Exhibits filed with Form 10-Q for the quarter ended June 30, 1988.)

10(y)  10  Amendment to Steamboat Springs Geothermal   Incorporated
           Hydroelectric Plant Security Agreement      by Reference
          (Steamboat Springs Project). (Incorporated by reference to Exhibit 6.(a)(1) filed with Form 10-Q for the quarter ended September
           30, 1988.)

10(z)  10  Agreement re Acquisition of 1-A Expansion toIncorporated
           the Steamboat Nevada Geothermal Power Plant by Reference (Steamboat Springs Project). (Incorporated
           by reference to Exhibit 10(w) filed with Form
           10-K for the fiscal year ended December 31, 1987.)

10(aa) 10  1-A Assignment to the Partnership of Piping Incorporated
           and Valves necessary to carry Geothermal    by Reference
           fluids to and from the Steamboat Springs
           Geothermal power plants to the 1-A Expansion
           Facility, dated January 18, 1989 (Steamboat
           Springs Project). (Incorporated by reference to Exhibit 10(ac) filed with Form 10-K for the fiscal year ended December 31, 1988.)

10(ab) 10  Second Amendment to Geothermal Resources    Incorporated
           Lease between Sierra Pacific Power Company by Reference and Far West Hydroelectric Fund, Ltd., dated October 29, 1988 (Steamboat Springs
           Project).  (Incorporated by reference to
           Exhibit 10(ad) filed with Form 10-K for
           the fiscal year ended December 31, 1988.)

10(ac) 10  Geothermal Resources Sublease between Far  Incorporated
           West Hydroelectric Fund, Ltd. and Far West by Reference Capital, Inc., dated October 28, 1988 (Steam-boat Springs Project). (Incorporated by reference to Exhibit 10(ae) filed with Form
           10-K for the fiscal year ended December 31, 1988.)

10(ad) 10  Purchase Option Agreement between Crystal   Incorporated
           Springs Hydroelectric Company and BPC, datedby Reference
           July 7, 1988 (Crystal Springs Project).
          (Incorporated by reference to Exhibit 19(a)
           filed with Form 10-K for the fiscal year
           ended December 31, 1988.)

10(ae) 10  Restated Operation and Maintenance AgreementIncorporated
           between Crystal Springs Hydroelectric       by Reference
           Company and BPC, dated July 7, 1988 (Crystal
           Springs Project).  (Incorporated by reference to
           Exhibit 19(b) filed with Form 10-K for the fiscal year ended December 31, 1988.)

10(af) 10  Term Loan Agreement with Westinghouse CreditIncorporated
           Corporation dated December 28, 1989         by Reference
          (Steamboat Springs Project).
           Incorporated by reference to Exhibit 7.(c)
          (1) filed with Form 8-K dated
           January 17, 1990.)

10(ag) 10  Note in the principal amount of $400,000 to Incorporated
           1-A Enterprises (Steamboat Springs Project).by Reference (Incorporated by reference to Exhibit 7.(c)(2)
           filed with Form 8-K dated January 17, 1990.)

10(ah) 10  The following Exhibits relate to the WestingIncorporated house Loan financing on the Steamboat Springby Reference
           Project:

                  1.    Promissory Note.

                  2.    Leasehold Trust Deed and Security
                        Agreement.

                  3.    Security Agreement.

                  4.    Collateral Assignment.

                  5.    Financing Statement.

                  6.    Escrow Agreement.

                  7.    Escrow Instructions.

                  8.    Consent to Assignment and Agreement
                        of Sierra Pacific Power Company.

                  (Incorporated by reference to Exhibit (19)
                  (ah) filed with Form 10-K for the fiscal year ended December 31, 1989.)

10(ai) 10  Third Amendment to Geothermal Resources    Incorporated
           LeaseIncorporated (Steamboat Springs       by Reference
           Project). (Incorporated by reference to
           Exhibit (10) (ai) filed with Form 10-K for the fiscal year ended December 31, 1989.)

10(aj) 10  Amended Memorandum of Lease (Steamboat     Incorporated
           Springs Project).  (Incorporated by ref-   by Reference
           erence to Exhibit 10-K for the fiscal year ended December 31, 1989.)

10(ak) 10  Revised and Restated Geothermal Resources  Incorporated
           Sublease (Steamboat Springs Project).      by Reference
          (Incorporated  by reference to Exhibit (10)
          (ak) filed with Form 10-K for the fiscal year ended December 31, 1989.)

10(al) 10  Memorandum of Revised and Restated         Incorporated
           Geothermal Resources Sublease (Steamboat   by Reference
           Springs Project). (Incorporated by
           reference to Exhibit (10)
           (al) filed with Form 10-K for the fiscal year ended December 31, 1989.)


10(am) 10  Amendment to Operating Agreement (Steamboat Incorporated
           Springs Project).  (Incorporated            by reference
           by Reference to Exhibit (10) (am) filed
           with Form 10-K for the fiscal year ended
           December 31, 1989.)

10(an) 10  Compromise Agreement (Steamboat Springs Pro-Incorporated
           ject).(Incorporated by reference to Exhibit by Reference
          (10) (an) filed with Form 10-K for the fiscal year ended December 31, 1989.)

10(ao) 10  Agreement Re Disputed Invoice and Interest  Incorporated
           Due Under Steamboat 1 Operating Agreement   by Reference
          (Steamboat Springs Project). (Incorporated by reference to Exhibit (10) (ao) filed with Form 10-K for the fiscal year ended December
           31, 1989.)

10(ap) 10 Agreement for Services (Steamboat Springs).  Incorporated
         (Incorporated by reference to Exhibit 10      by Reference
          filed with Form 10-Q for the quarter ended
          June 10, 1990.)


10(aq) 10 Revised Agreement for Services (Steamboat    Incorporated
          Springs) (Incorporated by reference to Ex-   by Reference
          hibit 10 (a) filed with Form 10-Q for the quarter ended June 30, 1990.)

10(ar) 10 Revised Operating Agreement (Steamboat       Incorporated
          Springs).  (Incorporated by reference to     by Reference
          Exhibit 10 (b) filed with Form 10-Q for the quarter ended June 31, 1990.)

10(as) 10 Waiver Operating Agreement (Steamboat        Incorporated
          Springs).  (Incorporated by reference to     by Reference
          Exhibit 10(b) filed with Form 10-Q for the quarter ended June 30, 1990.)

10(at) 10 First Amendment to collateral Assignment     Incorporated
         (Steamboat Springs).  (Incorporated by ref-   by Reference
          erence to Exhibit (10) (qt) filed with Form
          10-K for the fiscal year ended December 31, 1990.)

10(au) 10 First Amendment to Security Agreement (Steam-Incorporated boat Springs). (Incorporated by reference toby Reference Exhibit (10) (au) filed with Form 10-K for the fiscal year ended December 31, 1990.)

10(av) 10 Fifth Amendment to Escrow Agreement (Steam- Incorporated boat Springs). (Incorporated by reference toby Reference Exhibit (10) (av) filed with Form 10-K for the fiscal year ended December 31, 1990.)

10(aw) 10 Assignment of Ownership (Steamboat Springs). Incorporated
     (Incorporated by reference to Exhibit (10)(aw)    by Reference
        filed with Form 10-K for the fiscal year ended
        December 31, 1991).

10(ax) 10 Crystal Springs Agreement (Crystal Springs   Incorporated
        Project).  (Incorporated by reference to Ex-   by Reference
         hibit (10)(a) filed with Form 10-Q for the quarter ended June 30, 1992).

10(ay) 10 Award of Arbitrators (Steamboat Springs Pro- Incorporated ject). (Incorporated by reference to Exhibit by Reference
         (10)(a) filed with Form 10-Q for the quarter ended September 30, 1992).

10(az) 10 Agreement (Crystal Springs Project).  (In-   Incorporated
        corporated by reference to Exhibit (10) (a)    by Reference
          filed with Form 10-K for the fiscal year ended
          December 31, 1992).

10(aaa)10 Mutual Release Agreement (Crystal Springs    Incorporated
          Project). (Incorporated by reference to Ex- by Reference hibit (10) (a) filed with Form 10-K for the fiscal year ended December 31, 1992).

10(aab)10 Extension and Modification Agreement (CrystalIncorporated
         Springs Project). (Incorporated by reference by Reference to Exhibit (10) (a) filed with Form 10-K for the fiscal year ended December 31, 1992).

10(aac)10 Amendment to Mortgage (Crystal Springs Pro- Incorporated ject). (Incorporated by reference to Exhibit by Reference
         (10) (a) filed with Form 10-K for the fiscal year ended December 31, 1992).

10(aad)10 Amendment to Security Agreement (Crystal     Incorporated
          Springs Project). (Incorporated by reference by Reference to Exhibit (10) (a) filed with Form 10-K for the fiscal year ended December 31, 1992).

10(aae)10 Operation and Maintenance Agreement (Crystal Incorporated
          Springs Project). (Incorporated by referenceby Reference to Exhibit (10) (a) filed with Form 10-K for the fiscal year ended December 31, 1992).

10(aaf)10 Mutual Satisfaction of Arbitration Award     Incorporated
        (Steamboat Springs Project).  (Incorporated    by Reference
          by reference to Exhibit (10) (a) filed with Form 10-K for the fiscal year ended December
          31, 1992).

10(aag)10 Second Extension Agreement (Crystal Springs  Incorporated
          Project).                                    by Reference

10(aah)10 Agreement (Crystal Springs Project).         Incorporated
                                                       by Reference

10(aai)10 Purchase and Sale Agreement (Crystal Springs Incorporated
                  Project).                            by Reference

10(aaj)10 Bill of Sale (Crystal Springs Project).      Incorporated
                                                       by Reference

10(aak)10 Release of All Claims (by Lessor) (Crystal   Incorporated
                  Springs Project).                    by Reference

10(aal)10 Consent to Assignment (Crystal Springs       Incorporated
                  Project).                            by Reference

10(aam)10 Consent and Agreement (Crystal Springs       Incorporated
                  Project).                            by Reference

10(aan)10 Assignment of Interest (Crystal Springs      Incorporated
                  Project).                            by Reference

10(aao)10 Certificate As To Fulfillment of Crystal     Incorporated
          Springs Hydroelectric Company ("Seller")     by Reference
          and Obligations (Crystal Springs Project).

10(aap)10 Certificate As To Fulfillment of Crystal     Incorporated
          Springs Hydroelectric, L.P. ("Purchaser")    by Reference
          Conditions (Crystal Springs Project).

10(aaq)10 Release of all claims (by Crystal Springs    Incorporated
          Hydroelectric Company) (Crystal Springs      by Reference
                  Project).

10(aar)10 Release of Security Agreement (Crystal       Incorporated
          Springs Project).                            by Reference

10(aas)10 Third Extension and Modification Agreement   Incorporated
                  (Crystal Springs Project).           by Reference

10(aat)10 Amended and Substituted Promissory Note      Incorporated
                  (Crystal Springs Project).           by Reference


10(aau)10    Purchase and Sale Agreement and related   Incorporated
            documents (Steamboat Springs Plant)        by Reference
            (Incorporated by Reference to
            preliminary Proxy materials filed
            January 11, 1996)

Item 23.                Consents of Experts and Counsel

23(a)   23 Consent of Independent Public Accountants   Incorporated
                  (Robison Hill and Company).          by Reference


      The Partnership agrees to furnish to the Securities and Exchange Commission a copy of any long-term debt instrument or loan agreement that it may request.

      (b)         No reports on Form 8-K were filed during the 4th
                  Quarter of 1995.

      (c) The exhibits listed in Item 14(a)(3) are incorporated by reference.

      (d) No financial statement schedules required by this paragraph are required to be filed as a part of this form.

                                  SIGNATURES

      In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                  Registrant:  Far West Electric Energy Fund, L.P.
                       By:  Far West Capital, Inc.,
                                General Partner



DATE:      June 17, 1996    By: /s/
                            Ronald E. Burch, President



      In accordance with the Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

DATE:      June 17, 1996   By: /s/
                           Ronald E. Burch, Director and
                           Principal Executive Officer



DATE:      June 17, 1996   By: /s/
                           Alan O. Melchior, Director and
                           Principal Financial Officer

DATE:      June 17, 1996   By: /s/
                           Thomas A. Quinn, Director


DATE:      June 17, 1996   By: /s/
                           Kenneth R. Beck, Director


DATE:      June 17, 1996   By: /s/
                           Jody Rolfson
                           Principal Accounting Officer